Exhibit 99.1

Satcon Announces Reverse Stock Split

Boston, Massachusetts — July 9, 2012 — Satcon Technology Corporation® (NASDAQ CM:SATC), a leading provider of utility scale power conversion solutions for the renewable energy market, today announced that its Board of Directors approved a 1-for-8 reverse stock split of its common stock.  Satcon anticipates the reverse stock split will be effective and that its common stock will begin trading on a split-adjusted basis on The NASDAQ Capital Market at the opening of trading on July 19, 2012.

Upon effectiveness of the reverse stock split, every eight shares of the company’s issued and outstanding common stock will be automatically converted into one issued and outstanding share of common stock.  No cash or fractional shares will be issued in connection with the reverse stock split.  Satcon will round up to the next whole share in lieu of issuing factional shares that would have been issued in the reverse split.

The reverse stock split, which was approved by Satcon’s stockholders on June 20, 2012, will reduce the outstanding number of shares of common stock from approximately 144.2 million to approximately 18.0 million.  Concurrent with the reverse stock split, Satcon will reduce the number of authorized shares of its common stock to 37.5 million.

For the 20 trading days immediately following the reverse split, Satcon’s common stock will trade on a post-split basis on The NASDAQ Capital Market under the trading symbol “SATCD” as an interim symbol to denote the reverse split.  After this 20 trading day period, Satcon’s common stock will resume trading on The NASDAQ Capital Market under the symbol “SATC.”  In addition, the split-adjusted common stock will trade under a new CUSIP number.

American Stock Transfer & Trust Company, LLC, the company’s transfer agent, will be acting as the exchange agent for the reverse stock split.  Stockholders who hold their shares in brokerage accounts or “street name” are not required to take any action to effect the exchange of their shares.  Stockholders who have existing stock certificates will receive instructions from the transfer agent after the reverse stock split becomes effective.

About Satcon

Satcon Technology Corporation is a leading provider of utility-grade power conversion solutions for the renewable energy market, enabling the industry’s most advanced, reliable and proven clean energy alternatives. For more than ten years, Satcon has designed and delivered advanced power conversion products that enable large-scale producers of renewable energy to convert the clean energy they produce into grid-connected efficient and reliable power. To learn more about Satcon, please visit www.Satcon.com.

Safe Harbor

Statements made in this press release that are not historical facts or which apply prospectively are forward-looking statements that involve risks and uncertainties.  These statements include statements regarding the timing and effectiveness of the reverse stock split.  Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company’s expectations.  Additional information concerning risk factors is contained from time to time in the company’s SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC.  Forward-looking statements contained in this press release speak only as of the date of this release.  Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date.  The company expressly disclaims any obligation to update the information contained in this release.

Contact:

Aaron Gomolak
Satcon Technology Corporation
(617) 910-5500
Aaron.Gomolak@satcon.com